UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
August 20, 2008 (August 18, 2008)
Date of Report (Date of earliest event reported)
FIRST INDUSTRIAL REALTY TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	1-13102 (Commission File Number)	36-3935116 (I.R.S. Employer Identification No.)
311 S. Wacker Drive, Suite 4000
Chicago, Illinois 60606
(Address of principal executive offices, zip code)
(312) 344-4300
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
On August 18, 2008, First Industrial Realty Trust, Inc. (the “Company”), First Industrial, L.P. (the “Operating Partnership”), JPMorgan Chase Bank, N.A. (“Chase”) and certain other lenders entered into an amendment (the “Amendment”) of that certain Fifth Amended and Restated Unsecured Revolving Credit Agreement dated as of September 28, 2007 among the Operating Partnership, the Company, Chase and the other lenders thereunder (the “Credit Facility”). As a result of the Amendment, of the aggregate amount of the revolving commitment under the Credit Facility, which remains $500,000,000 and which, subject to certain conditions, may be increased to a maximum amount of $700,000,000, the portion available in multiple currencies has been increased to $161,000,000 from $100,000,000. Also, the lenders under the Credit Facility agree that there can be further changes to the multiple currency commitment under the aggregate revolving commitment without further amendment of the Credit Facility so long as such changes are approved by the borrower, administrative agent, and each lender under the Credit Facility whose commitment is to be changed and the change does not affect the aggregate amount of the revolving commitment.
The description herein of the Amendment is qualified in its entirety, and the terms therein are incorporated herein, by reference to the Amendment filed as Exhibit 10.1 hereto.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description

10.1.
First Amendment, dated as of August 18, 2008, to the Fifth Amended and Restated Unsecured Revolving Credit Agreement dated as of September 28, 2007 among the Operating Partnership, the Company, JPMorgan Chase Bank, N.A. and the other lenders thereunder.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST INDUSTRIAL REALTY TRUST, INC.
By:	/s/ Scott A. Musil
Name:	Scott A. Musil
Title:	Chief Accounting Officer

Date: August 20, 2008